EXHIBIT 99.1
[Chesapeake  Utilities
Corporation  Logo]



FOR  IMMEDIATE  RELEASE
MARCH  8,  2004
NYSE  SYMBOL:  CPK

          CHESAPEAKE UTILITIES CORPORATION REPORTS HIGHER 2003 EARNINGS
                      LED BY STRONG GROWTH IN MARGINS FROM
                  CORE GAS DISTRIBUTION AND PROPANE OPERATIONS


Dover, Delaware - Chesapeake Utilities Corporation (NYSE: CPK) today announced results for the twelve months ended December 31, 2003. Income from continuing operations was $10.1 million or $1.76 (fully diluted) per share in 2003, compared to $7.5 million or $1.37 (fully diluted) per share in 2002. The improvement in results reflects the benefits of strong customer growth in the Company's gas distribution business, the positive impact of colder weather, which led to higher margins in the Company's gas distribution and propane businesses, and the Company's cost containment efforts. 2003 net income of $9.3 million or $1.63 per share (fully diluted) was more than two times the net income for 2002 of $3.7 million or $0.68 per share. The 2002 results reflect a charge related to a change in accounting principle of $0.35 per share.

During 2003, Chesapeake decided to exit the water services business, and consequently, results of water services have been reclassified to discontinued operations. Discontinued water services operations experienced losses of $0.13 and $0.34 per share (fully diluted) for 2003 and 2002, respectively. As of December 31, 2003, the Company had nearly completed the execution of its plan to exit the water services business having sold the assets of six of its seven water services dealerships.

"2003 results reflect the strength and growth potential of our core natural gas and propane operations, and the ability of our management team to implement our strategic plan," stated John R. Schimkaitis, President and Chief Executive Officer of Chesapeake Utilities Corporation. "These results highlight the profitable margin growth in our core activities, and our success in executing on our plan to exit the water services business. Looking forward, we expect to see continued strong growth in our natural gas and propane businesses, and expect to complete our exit from the water services business during 2004."

RESULTS  FOR  THE  FOURTH  QUARTER
The Company reported net income of $2.7 million, or $0.48 per share (fully diluted), for the fourth quarter of 2003, compared to $1.6 million, or $0.29 per share (fully diluted) for the fourth quarter of 2002. Losses from discontinued operations for the fourth quarters of 2003 and 2002 were $0.08 and $0.25 per share, respectively. Income from continuing operations for the fourth quarter of 2003 improved $205,000, or $0.02 per share (fully diluted) over the fourth quarter of 2002.

This improvement reflects better results in the advanced information services segment, which increased operating income by $308,000 over the fourth quarter of 2002, primarily due to reduced operating costs of $290,000. The natural gas segment experienced a decline of $299,000 in operating income compared to 2002. This decrease was due to fourth quarter temperatures on the Delmarva Peninsula that were 11 percent warmer than the prior year (measured in heating degree-days). The propane segment experienced a drop of $44,000 in operating income. An improvement of $78,000 in propane wholesale marketing operating income was more than offset by a reduction of $122,000 in propane distribution operating income. Warmer temperatures on the Delmarva Peninsula and a decline in service margins in Florida contributed to the decrease.

RESULTS  FOR  THE  YEAR  ENDED  DECEMBER  31,  2003
As noted above, income from continuing operations increased 34 percent to $10.1 million or $1.76 per share (fully diluted) in 2003. This improvement resulted from higher operating income from each of the Company's operating segments.

The natural gas segment experienced an increase in operating income of $1.7 million for 2003 compared to 2002. The increase in operating income was the result of an improvement of $1,225,000 in the Delmarva distribution operations and an improvement of $938,000 in the Florida operations, partially offset by a decrease of $504,000 in the natural gas transmission operation. Improved results for the Delmarva distribution operations were primarily driven by a 6 percent increase in residential customers and higher deliveries per customer due to weather that was 13 percent colder than 2002 and 7 percent colder than the ten-year average. The improvement in Florida distribution operations was generated by a 4 percent increase in residential customers and the implementation of transportation services. The decline in operating income for the Company's transmission operation resulted from higher general and administrative expenses that offset slightly higher margins. The higher expenses were payroll, benefits, outside services and insurance costs.

The increase in propane operating income of $2.8 million was primarily the result of improvements in the Delmarva propane distribution operations. Delmarva margins increased $2.9 million while the increase in operating expenses was held to $211,000. Margins were up due to increased volumes caused by colder temperatures and an increase in the average margin per gallon. Florida propane operations experienced a $65,000 decline in operating income, while the propane marketing operation increased operating income by $177,000, primarily due to lower taxes on inventory and increased margins.

Operating income for the advanced information services segment increased $349,000 in 2003 compared to 2002. Although revenues for the segment declined by $186,000, cost cutting initiatives put into place more than offset the revenue decline and led to an improvement in results in this segment for the year.

The Company has restated its 2002 financial statements in order to reflect its Delaware and Maryland natural gas divisions on the "accrual" rather than the "as billed" revenue recognition method. The Company's Florida division has historically used the "accrual" method in accordance with Florida Public Service Commission requirements. The Delaware and Maryland divisions have historically used the "as billed" method to recognize revenues consistent with the rate-setting processes in those states. This change, which had an insignificant effect on the Company's annual results, reflects gas consumed by the Company's customers through the last day of the year as revenue. The Company has also restated the fourth quarter of 2002. Finally, retained earnings as of January 1, 2002 will be increased by approximately $668,000.



CONSOLIDATED  STATEMENTS  OF  INCOME
FOR  THE  PERIODS  ENDED  DECEMBER  31,  2003  AND  2002
DOLLARS  IN  THOUSANDS  EXCEPT  PER  SHARE  AMOUNTS


-------------------------------------------------------------------------------------------------
                                              --- FOURTH  QUARTER ---    ---- YEAR TO DATE -----
                                              -- 2003 --   -- 2002 --    -- 2003 --   -- 2002 --
                                                          RESTATED (1)               RESTATED (1)
-------------------------------------------------------------------------------------------------
OPERATING REVENUES . . . . . . . . . . . . .  $   45,105   $   41,462    $  162,298   $  134,143

OPERATING EXPENSES
   Cost of sales . . . . . . . . . . . . . .      26,985       23,566        94,680       73,000
   Operations. . . . . . . . . . . . . . . .       8,420        8,301        32,824       31,369
   Maintenance . . . . . . . . . . . . . . .         447          530         1,738        1,924
   Depreciation and amortization . . . . . .       1,795        1,790         7,090        7,089
   Other taxes . . . . . . . . . . . . . . .       1,204        1,036         4,387        4,156
-------------------------------------------------------------------------------------------------
 Total operating expenses. . . . . . . . . .      38,851       35,223       140,719      117,538
-------------------------------------------------------------------------------------------------
OPERATING INCOME . . . . . . . . . . . . . .       6,254        6,239        21,579       16,605

OTHER INCOME . . . . . . . . . . . . . . . .         175          128           238          495
-------------------------------------------------------------------------------------------------
INCOME BEFORE INTEREST CHARGES . . . . . . .       6,429        6,367        21,817       17,100

INTEREST CHARGES . . . . . . . . . . . . . .       1,391        1,435         5,706        4,955
-------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES . . . . . . . . .       5,038        4,932        16,111       12,145

INCOME TAXES . . . . . . . . . . . . . . . .       1,820        1,919         6,032        4,610
-------------------------------------------------------------------------------------------------
INCOME FROM CONTINUING OPERATIONS. . . . . .       3,218        3,013        10,079        7,535

INCOME (LOSS) FROM DISCONTINUED
OPERATIONS, NET OF TAX
  Discontinued operations, net . . . . . . .        (522)      (1,416)         (799)      (1,898)
  Gain on sale, net. . . . . . . . . . . . .          47            -            12            -
-------------------------------------------------------------------------------------------------
Total net loss from discontinued operations.        (475)      (1,416)         (787)      (1,898)

CUMULATIVE EFFECT OF CHANGE
IN ACCOUNTING PRINCIPLE. . . . . . . . . . .           -            -             -       (1,916)
-------------------------------------------------------------------------------------------------
NET INCOME . . . . . . . . . . . . . . . . .  $    2,743   $    1,597    $    9,292   $    3,721
=================================================================================================

Average Shares Outstanding . . . . . . . . .   5,653,951    5,530,578     5,610,592    5,489,424

Earnings Per Share - Basic
---------------------------
From continuing operations . . . . . . . . .  $     0.57   $     0.54    $     1.80   $     1.37
From discontinued operations . . . . . . . .       (0.08)       (0.25)        (0.14)       (0.34)
Effect of change in accounting principle . .           -            -             -        (0.35)
-------------------------------------------------------------------------------------------------
Net Income . . . . . . . . . . . . . . . . .  $     0.49   $     0.29    $     1.66   $     0.68
=================================================================================================

Earnings Per Share - Diluted
----------------------------
From continuing operations . . . . . . . . .  $     0.56   $     0.54    $     1.76   $     1.37
From discontinued operations . . . . . . . .       (0.08)       (0.25)        (0.13)       (0.34)
Effect of change in accounting principle . .           -            -             -        (0.35)
-------------------------------------------------------------------------------------------------
Net Income . . . . . . . . . . . . . . . . .  $     0.48   $     0.29    $     1.63   $     0.68
=================================================================================================

(1)  The  impact  of  the  restatement  on  2002  was  an increase of $42 thousand to Operating  Revenue, a decrease of $13 thousand to Gross Margin and Operating
     Income and a decrease of $8 thousand in  Net  Income.  There  was  no  impact on basic or fully diluted Earnings Per Share.



SUPPLEMENTAL  INCOME  STATEMENT  DATA
FOR  THE  PERIODS  ENDED  DECEMBER  31,  2003  AND  2002
DOLLARS  IN  THOUSANDS



-------------------------------------------------------------------------------------------------
                                              --- FOURTH  QUARTER ---    ---- YEAR TO DATE -----
                                              -- 2003 --   -- 2002 --    -- 2003 --   -- 2002 --
                                                          RESTATED (1)               RESTATED (1)
-------------------------------------------------------------------------------------------------
GROSS MARGIN (2)
   Natural Gas . . . . . . . . . . . . . . .  $   12,401   $   12,197    $   44,813   $   40,853
   Propane . . . . . . . . . . . . . . . . .       4,320        4,376        17,504       14,451
   Advanced Information Services . . . . . .       1,455        1,437         5,560        6,064
   Other . . . . . . . . . . . . . . . . . .         (56)        (114)         (259)        (225)
-------------------------------------------------------------------------------------------------
 TOTAL GROSS MARGIN. . . . . . . . . . . . .  $   18,120   $   17,896    $   67,618   $   61,143
=================================================================================================

OPERATING INCOME
   Natural Gas . . . . . . . . . . . . . . .  $    4,824   $    5,123    $   16,653   $   14,973
   Propane . . . . . . . . . . . . . . . . .         977        1,021         3,875        1,052
   Advanced Information Services . . . . . .         366           58           692          343
   Other . . . . . . . . . . . . . . . . . .          87           37           359          237
-------------------------------------------------------------------------------------------------
 TOTAL OPERATING INCOME. . . . . . . . . . .  $    6,254   $    6,239    $   21,579   $   16,605
=================================================================================================

HEATING DEGREE-DAYS
Actual . . . . . . . . . . . . . . . . . . .       1,484        1,675         4,715        4,161
10-Year Average. . . . . . . . . . . . . . .       1,574        1,572         4,409        4,393
-------------------------------------------------------------------------------------------------

(1) The impact of the restatement on 2002 was a decrease of $13 thousand to both Gross Margin and Operating Income.

(2) "Gross margin" is determined by deducting the cost of sales from operating revenue. Cost of sales includes the purchased gas cost for natural gas and propane and the cost of labor spent on direct revenue-producing activities for advanced information services. This should not be considered an alternative to operating income or net income, which are determined in accordance with generally accepted accounting principles ("GAAP"). Chesapeake believes that gross margin, although a non-GAAP measure, is useful and meaningful to investors because it provides them with valuable information that demonstrates the profitability achieved by the Company under its allowed rates for regulated operations and under its competitive pricing structure for non-regulated segments, as another criteria in making investment decisions. Chesapeake's management uses gross margin in measuring certain performance goals and has historically analyzed and reported gross margin information publicly. Other companies may calculate gross margin in a different manner.


Matters discussed in this release may include forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements. Please refer to the Cautionary Statement in the Company's report on Form 10-K for the year ended December 31, 2002 for further information on the risks and uncertainties related to the Company's forward-looking statements.

Chesapeake Utilities Corporation is a diversified utility company engaged in natural gas distribution and transmission, propane gas distribution and wholesale marketing, advanced information services and other related services. Information about Chesapeake's businesses is available on the World Wide Web at www.chpk.com.
------------


For  more  information,  contact:
Michael  P.  McMasters
Vice  President  &  Chief  Financial  Officer
302.734.6799